One Horizon Group Reaches 15 Million Mobile VoIP App Subscriber Downloads with Revenues Continuing to Ramp

China Mobile VoIP Aishuo app surpasses 15 million iOS and Android downloads in record 12 month pace –Launches new free conference-call solution for users

Limerick, Ireland (March 9, 2016) One Horizon Group, Inc. (NASDAQ: OHGI) a leading carrier-grade VoIP solution for mobile providers and smartphones, today announced one of it’s mobile assets, a Chinese mobile VoIP telco Aishuo™ (“Aishuo”), has already reached and passed its 2-year target of 15 million downloads in less than 12 months of operation. This milestone triggered the launch of a new free Aishuo conference-call service for all individual and business users.

One Horizon Group CEO, Brian Collins, noted, “The pick-up of the Aishuo mobile app product inside China is well ahead of our forecast. We are delighted with both the reception of the app among our users and the positioning of the app as a true value for mobile users that need to make high quality mobile VoIP calls at a fraction of the cost of a cellular call. Revenues continue to grow for Q1 this year solidifying our position as a truly high quality replacement for a cell phone call. No more choppy voice, just a smooth uninterrupted call no matter what the internet connection on your smartphone:2G, 3G, 4G or Wi-Fi.”

The new free conferencing add-on will allow Aishuo’s 15+ million app subscribers to access One Horizon’s new technology to create conference calls, for both individual and business use. Users with the app join a conference-call for free and those yet to download the app can dial in directly from home, office or cell phone to join.

Aishuo is available as a FREE download in over 25 smartphone App stores including Apple’s iTunes, Baidu's 91.com and Baidu.com, the Tencent App store MyApp.com, 360 Qihoo store 360.cn and Xiaomi on mi.com. Aishuo supports all major Chinese mobile payment platforms including China UnionPay, Apple In-App Purchases, Alibaba’s Alipay and Tencent’s WeChat Wallet providing subscribers with convenient options to purchase credit.

About One Horizon Group, Inc.

One Horizon Group, Inc. (NASDAQ: OHGI) a leading developer and operator of carrier-grade optimized VoIP solutions for mobile telcos and enterprises. The company currently services over 15 million subscribers across 20 licensed brands worldwide. The technology is one of the world's most bandwidth-efficient mobile VoIP, messaging and advertising platforms for smartphones. Founded in 2012, the Company now has operations in Ireland, Switzerland, the United Kingdom, China, India, Singapore, Hong Kong and Latin America. For more information on the Company please visit http://www.onehorizongroup.com.

Safe Harbor Statement

This news release may contain "forward-looking" statements. These forward-looking statements are only predictions and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ from those in the forward looking-statements. Potential risks and uncertainties include such factors as uncertainty of consumer demand for the Company's products, as well as additional risks and uncertainties that are identified and described in Company's SEC reports. Actual results may differ materially from the forward-looking statements in this press release. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company does not undertake, and it specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences, developments, events or circumstances after the date of such statement.

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